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                                                                   Exhibit 10.6

KOSAN Biosciences Inc.
211 Belgrave Avenue
San Francisco, CA 94117
Tel: 415-665-4980
Fax: 415-665-3377

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December 14, 1995

Dr. Chris Walsh
Harvard Medical School
Dept. of Biochemistry & Molecular Biology
Boston, MA 02115

Dear Chris,

     KOSAN Biosciences Inc. (the "Company") desires to appoint you as a Scientific Associate effective as of January 1, 1996 under the following terms and conditions.

I.   EXPECTATIONS

     The Company is engaged in the business of, among other things, the discovery, design and development of pharmaceuticals, with the current focus in the area of Biosynthesis of Natural Products (the "Field"). As a Scientific Associate, it is anticipated that you will devote your time, intellect, and best efforts towards achieving the goals of the Company. During the term of the Agreement you may be involved in the following activities, among others, to further the goals of the Company: (a) consultation with representatives of the Company; (b) assessment or oversight of specific projects in which you have interest and expertise; (c) introduction of projects to be developed at or outside the Company; (d) assistance and advice to the Company in obtaining funding; (e) collaboration with the Company in projects of mutual interest; and (f) advice and assistance in the recruitment of personnel.

     Scientific Associates are more than consultants; they are partners in achieving the goal of establishing a premier and profitable Company. We expect that you will advise the Company in the areas of your professional expertise which relate or may relate to the Company. During the term of this agreement, you agree not to serve outside of KOSAN in a similar capacity as an employee, consultant, advisor, or otherwise to any other person or entity in the "Field", or with another small firm competive with business or scientific objectives of the Company (except for those relationships described in Exhibit A). You verify that your responsibilities and activities on behalf of your Employer (University or other not-for-profit institution by which you are employed on a substantially full time basis) are not circumscribed by this agreement.


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December 14, 1995
Dr. Chris Walsh


     As a participating Scientific Associate, we expect that you will devote the equivalent of six to ten working days per year of service to the Company.

II.  COMPENSATION

     As full consideration for the services performed by you under this agreement, the Company agrees, subject to approval by the Board of Directors, to the following:

1. The Company will pay you a fee of $125 (one-hundred-twenty five-dollars) per hour but not to exceed $1,000 (one thousand dollars) per day for consultation at the Company's facility or at a location approved by the Company. You will not receive cash compensation for periodic telephone or other consultations not involving a significant amount of time which do not interfere with your other commitments, except as otherwise agreed upon in specific circumstances.

2. You and the Company will enter a Restricted Stock Purchase Agreement (the "Stock Agreement") providing for the purchase by you of 15,000 shares of the Company's Common Stock at a purchase price of $0.002 per share. The Stock Agreement, which includes vesting and a right of first refusal as defined in the Stock Agreement, shall govern the rights and obligations of you and the Company with respect to such stock.

     Of the 15,000 shares, 10,000 shares will vest monthly over a five year period so long as you remain a Scientific Associate of the Company. The remaining 5,000 shares will vest separately on a monthly basis so long as you do not serve as an employee, consultant, advisor, or otherwise to any other person or entity in the Field, or with another small firm competitive with business or scientific objectives of the Company (except for those relationships described in Exhibit A). Should you cease to be a Scientific Associate, or should you cease to be an exclusive consultant, the Company will have the right to repurchase the applicable unvested shares at your original purchase price.

3. You will be reimbursed for out-of-pocket expenses approved by the Company which you incur under the terms of this Agreement. These allowed expenses will be reimbursed in accordance with the Company's policy.

4. You agree that you are an independent contractor, not an employee of the Company.

5. The Company encourages additional participation. In addition to the 15,000 shares described above, the Company is prepared to offer you one or more options to purchase up to a total of 5,000 shares of the Company's Common Stock, as determined by the Company, in return for (a) time spent as a consultant which is substantially beyond the standard commitment of a Scientific Associate, (b) substantial involvement in the Company's efforts in areas of mutual interest,
(c) the giving of substantial aid to the Company instrumental in obtaining financing. These additional areas are, of course, difficult to define and will be evaluated individually


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December 14, 1995
Dr. Chris Walsh


by the Company. However, the Company encourages your participation and seeks to acknowledge your participation with this incentive stock mechanism. Each option will vest monthly over a five year period beginning on the date the option is granted, and the exercise price will be the fair market value of the Company's Common Stock on the date of grant as determined by the board of directors.

III. TERM AND TERMINATION

     The term of this agreement shall begin on the date first written above and shall terminate on December 31, 2000. Either party may terminate the Agreement by giving thirty (30) days written notice. This may occur, for example, if your pre-existing or future commitments prevent you from abiding with the terms of the Agreement. The Agreement can also be terminated "for cause", i.e., for misconduct or material breach of contract by you. Upon termination for any reason, you relinquish all rights to further vesting of stock and options in the Company.

IV.  CONFLICTS WITH PRESENT EMPLOYMENT

     The Company acknowledges that you are currently employed by and are a member of the faculty of a University or a non-profit research institution ("Employer"). Notwithstanding anything in this Agreement to the contrary, during the period of this Agreement, your being a member of the faculty of a University or non-profit research institution shall not be deemed a breach of your obligations under this Agreement if you do not engage in any commercial research or commercial project prohibited by the terms of this Agreement.

     The Company recognizes that in connection with your employment by your Employer, your primary responsibility is to the Employer. You warrant that you are permitted to enter into this agreement and that the terms are not inconsistent with your present employment or other contractual agreements.

V.   OTHER CONSULTING AGREEMENTS

     You agree that during the period in which you are retained as Scientific Associate to the Company you will not, without the Company's express written consent, except as permitted by this Section and Section IV, engage in any employment or activity (whether as an employee, consultant, adviser or otherwise) in any business competitive with the Company. The Company recognizes that you may currently have certain agreements to perform consulting services for others. You warrant that you have discussed with the Company all such obligations to third parties prior to signing this Agreement. Copies of any such agreements and/or the terms of such consulting services are attached hereto as Exhibit A. During the sixty (60) days following execution of this Agreement, the Company will review such agreements and services to determine whether they conflict wtih the terms of this Agreement. If the Board of Directors of the Company, in its sole discretion, determines that any such agreement or activity conflicts with this Agreement, you will be asked to terminate such agreement or activity to the extent you may lawfully


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December 14, 1995
Dr. Chris Walsh


do so. If you are unable to terminate or choose not to terminate such agreement or activity, the Company reserves the right to terminate this Agreement by giving you thirty (30) days written notice.

     The Company believes that you are most valuable to the Company as an exclusive consultant. If during the period of this Agreement you wish to enter into any additional agreement or activity which might conflict with the exclusive nature of the relationship between you and the Company or other terms of this Agreement, you agree that prior to entering into any additional agreement, you will submit the proposed terms of such additional agreement or activity to the Company for review. Within sixty (60) days of such submission, the Company will advise you whether the Board or Directors of the Company, in its sole discretion, determines that a conflict exists. If the Board of Directors so determines, you agree not to enter into such proposed agreement or activity.

     If you have a conflict of interest, or a potential conflict of interest, with respect to any matter presented at a meeting of the Scientific Advisory Board or in other interactions with the Company, you will state such, and excuse yourself from the discussion of such matter.

VI.  PATENTS AND CONFIDENTIALITY

(1) You agree that any inventions, innovations, suggestions, methods, processes, improvements, ideas, and discoveries (called "Items") made or conceived, or reduced to practice, solely or jointly with others, in the course of providing services to the Company shall be promptly disclosed to the Company and shall become the sole property of the Company without obligation of the Company to pay any royalty or other consideration. You further agree that any such Items which relate to the Company's objectives made or conceived by you in other capacities, will be brought to the attention of the Company, and that you will support in good faith the Company's attempts to enter into agreements so the Company may use and obtain the rights to use such Items. The Company recognizes and will honor pre-existing agreements you may have made with your Employer or research funding agency regarding confidential information, providing such pre-existing agreements are disclosed in full to the Company prior to the signing of this Agreement.

(2) You agree that during the term of this Agreement and any subsequent extensions, and for a period of five years thereafter, you will not disclose without prior written consent of the Company, any information confidential to it or its affiliate companies. "Confidential information" in this context means all data, information, or trade secrets (including all cell cultures, chemical or biological materials) relating to the Company's technical programs or business plans, which you know or have reason to know is regarded as confidential by the Company. This agreement does not apply to confidential information (i) that has become part of the public domain except by breach of the Agreement, (ii) that the Company patented or otherwise publicly disclosed, (iii) that was known by you prior to the date of its disclosure to you by the Company as shown by your written records, or (iv) that you

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December 14, 1995
Dr. Chris Walsh

received from a source having no duty of confidentiality to the Company,
(v) that was a direct result of work performed in your laboratory on behalf of the Company, and regarding which you have given the Company written notice as provided in Section VII before publication or disclosure.

(3) You further agree that during the term of this agreement you will not disclose to the Company any proprietary information, such as trade secrets, which is confidential to any third party.

(4) At the Company's request, you will promptly return to the Company all confidential technical or business information or materials relating to the Company's business. Upon the Company's request, you will provide in writing detailed summaries of research or evaluation performed by you for the Company.

(5) The Company acknowledges that you may have signed a Patent Agreement with your Employer and under that agreement you have agreed to report any inventions conceived or made by you during the term of your employment and to assign such inventions to your Employer in accordance with the terms of your Employer's policy. Nothing in this Agreement shall be construed to interfere with these obligations to your employer. A copy of your Employer's Patent Policy is attached hereto as Exhibit B and made a part of hereof by reference.

VII. PUBLICATION.

     The Company and you anticipate that information and data resulting from any research you may perform in collaboration with the Company or on behalf of the Company will be published or otherwise disclosed when appropriate to do so. You agree to submit to the Company at least thirty (30) days prior to submission for publication or ninety (90) days before written or oral public disclosure of any and all such proposed publications or other disclosure. In a manner consistent with your Employer's policy, you further agree to delay publication of such information and data for a period not to exceed six (6) months, if the Company determines for business or proprietary reasons that such a delay is necessary. If the Company determines that such information and data contains information and data owned by the Company, you agree to remove such Company information and data from the proposed publication or disclosure upon the Company's request, whether or not such Company information and data is patentable.

VIII. MODIFICATION OF THE AGREEMENT

      No modification of the Agreement shall be valid unless made in writing and signed by the parties hereto.

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December 14, 1995
Dr. Chris Walsh

IX.  SEVERABLE PROVISIONS

     The provisions of this Agreement are severable, and if any one or more of the provisions of this Agreement are determined to be illegal, or otherwise unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall be binding and enforced.

X.   CAPTIONS

     The captions are used only for convenience and reference, and do not define, limit or describe the scopes or intent of the provisions hereof.

XI.  GOVERNING LAW

     This Agreement shall be governed and construed in accordance with laws of the State of California according to its meaning, and not in favor of or against any party.

XII. ACCEPTANCE

     If you are in agreement with the foregoing terms and conditions, please sign and date both copies of this letter and appropriate appendixes and return one copy to KOSAN Biosciences, Inc.

KOSAN BIOSCIENCES, INC.
BY: /s/ DANIEL V. SANTI
  -----------------------------
Daniel V. Santi
Chairman

AGREED AND ACCEPTED

Signature /s/ CHRISTOPHER WALSH
         -----------------------------------

Name:         Christopher Walsh
         -----------------------------------
         (Please Print)

DATE:         19 Dec 1995
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SOCIAL SECURITY NO.:
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December 14, 1995
Dr. Chris Walsh

KOSAN BIOSCIENCES INCORPORATED
APPENDIX A
SCIENTIFIC ASSOCIATE AGREEMENT

Described below are my current employment, consulting and advisory commitments in the areas of my professional expertise. (Describe each person or entity to which a commitment has been made in the area of your professional expertise. Include name, subject matter, duration and approximate time commitment per month.)

EMPLOYER(S):  Harvard Medical School, Boston MA 02115



CONSULTING AND ADVISORY COMMITMENTS:

     1. Hoffmann La Roche. Consulting in US & Europe on pharmaceutical research, since 1981.; 6 days/yr (0.5 days/month)

     2. Idun (La Jolla, Ca). SAB member. Field: Programmed Cell Death since 1995; anticipate 6 days/yr (0.5 days/month).

          Discussions are underway with Venrock and Health Care Ventures for a possible advisory role to either organization for future health care investments and/or a directorship in one or more of their companies. I will advise Kosan in writing if I undertake such a commitment.


/s/ CHRISTOPHER WALSH                                         12/19/95
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Signature of Scientific Associate                              Date

Christopher Walsh
---------------------------------
Print Name

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